Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to  Registration Statement No. 333-141710 on Form S-3 of our report dated February 29, 2008 (December 1, 2008, as to the effects of the reclassifications discussed in Note 10) relating to the consolidated financial statements and financial statement schedule of  U- Store-It Trust and subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the reclassifications of the operations of certain storage facilities disposed of and classified as held for sale), and the effectiveness of the U- Store-It Trust and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K of U-Store-It Trust and subsidiaries dated December 2, 2008, and to the reference to us under the heading “Experts” in this Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

December 2, 2008